Exhibit 21.1

SUBSIDIARIES OF REVEL AC, INC.

NB Acquisition, LLC, a New Jersey limited liability company

Revel AC, LLC, a Delaware limited liability company

Revel Atlantic City, LLC, a New Jersey limited liability company

Revel Entertainment Group, LLC, a New Jersey limited liability company

SI LLC, a New Jersey limited liability company

All subsidiaries are wholly owned by Revel AC, Inc.